EXHIBIT 1

STOCK CONTRIBUTION AGREEMENT

This STOCK CONTRIBUTION AGREEMENT (this “Agreement”), is made as of February 21, 2003, by and among the stockholders listed on Exhibit A hereto (the “Contributing Stockholders”), Acorn Merger Corporation, a Delaware corporation (the “Company”) and Porter, Wright, Morris & Arthur LLP (as Escrow Agent).

RECITALS

WHEREAS, the Contributing Stockholders intend to contribute Four Million, Six Hundred Thirty Three Thousand, Eight Hundred Eleven (4,633,811) shares (collectively, the “Contributed Shares”) of the outstanding common stock, par value $0.01 per share, of Acorn Products, Inc., a Delaware corporation (“Acorn”), to the Company pursuant to the provisions set forth herein; and

WHEREAS, upon the giving of Notice and immediately prior to the effectiveness of the Merger, as contemplated in this Agreement, each Contributing Stockholder shall receive one share of common stock, par value $0.01 per share, of the Company (each a “Company Share”) in exchange for each Contributed Share contributed by such Contributing Stockholder; and

WHEREAS, each Contributing Stockholder agrees to contribute and transfer to the Company all of the Contributed Shares held by such Contributing Stockholder pursuant to the terms and provisions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural):

“Acorn” shall have the meaning ascribed thereto in the Recitals.

“Agreement” shall have the meaning ascribed thereto in the preamble.

“CapitalSource” shall mean CapitalSource Holdings LLC, a Delaware limited liability company.

“Certificate” shall mean the Certificate of Incorporation of the Company.

“Company” shall have the meaning ascribed thereto in the preamble.

“Company Share” shall have the meaning ascribed thereto in the Recitals.

“Contract” shall mean any mortgage, indenture, contract, agreement, instrument, understanding or other arrangement.

“Contributed Shares” shall have the meaning ascribed thereto in the Recitals.

“Contributing Stockholders” shall have the meaning ascribed thereto in the preamble.

“Encumbrances” means any security interests, liens, pledges, claims of third parties, charges, escrows, encumbrances, options, rights of first refusal, transfer restrictions, mortgages, hypothecations, indentures, security agreements or other similar agreements or restrictions, whether written or oral.

“Equity Interest” shall mean (i) with respect to a corporation, any and all issued and outstanding capital stock of such Person and warrants, options or other rights to acquire capital stock and (ii) with respect to any Person (other than a corporation), any and all units, interests or other equivalents of, or other ownership interests in, any such Person and warrants, options or other rights to acquire such units or interests.

“Escrow Agent” shall have the meaning ascribed thereto in Section 2.3.

“Governmental Entity” shall mean any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality, including any waste management regulatory authority.

“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others or security interest or encumbrance of any kind in respect of such Property of such Person.

“Material Adverse Effect” shall mean (a) a material adverse effect upon the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

“Merger” shall mean the merger of the Company with and into Acorn pursuant to the terms set forth on Exhibit B hereto.

“Notice” shall have the meaning ascribed thereto in Section 2.2.

“OCM” shall have the meaning ascribed thereto in Section 2.3.

“Order” means any judgment, decree, order, writ, injunction, stipulation, rule or consent of or by any Governmental Entity.

“Person” shall mean an individual, partnership, corporation, trust, limited liability company, unincorporated organization or other entity or a government or agency or political subdivision thereof.

“Property” shall mean any assets or property of any kind or nature whatsoever, real, personal or mixed (including fixtures), whether tangible or intangible, provided that the term “Property,” when used with respect to any Person, shall not include securities issued by such Person.

“Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among Acorn, OCM and CapitalSource, attached hereto as Exhibit C.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” shall mean that certain Amended and Restated Stockholders Rights Agreement, dated as of the date hereof, by and among Acorn, OCM, CapitalSource, and the persons set forth on Schedule A thereto, attached hereto as Exhibit D.

“Subsidiary” of any Person means (a) a corporation in which such Person, a subsidiary of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination, has either (i) a majority ownership interest or (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, or (b) a partnership in which such Person, a subsidiary of such Person, or such Person and one or more subsidiaries of such Person (i) is, at the date of determination, a general partner of such partnership, or (ii) has a majority ownership interest in such partnership or the right to elect, or to direct the election of, a majority of the governing body of such partnership, or (c) any other Person (other than a corporation or a partnership) in which such Person, a subsidiary of such Person, or such Person and one or more subsidiaries of such Person has either (i) at least a majority ownership interest or (ii) the power to elect, or to direct the election of, a majority of the directors or other governing body of such Person.

ARTICLE 2
CONTRIBUTION OF ACORN STOCK; DELIVERY OF COMPANY SHARES

2.1   Contribution.  Upon delivery by OCM Principal Opportunities Fund, L.P. (“OCM”) of the Notice pursuant to Section 2.2 and immediately prior to the effectiveness of the Merger, each of the Contributing Stockholders, in consideration for Company Shares, hereby agrees to contribute, transfer, assign and deliver to the Company, and the Company hereby agrees to accept and assume, all of each right, title and interest in and to the Contributed Shares free and clear of all Liens.

2.2   Notice; Delivery of Company Shares.  OCM shall deliver to the Company and each other Contributing Stockholder written notice (the “Notice”) that it has elected to contribute the Contributed Shares to the Company in exchange for the Company Shares.  The Company shall, upon receipt of the Notice, and within ten (10) business days of receiving all of the Contributed Shares pursuant to Section 2.3, deliver to each Contributing Stockholder the number of Company Shares to which it is entitled, as set forth on Exhibit A attached hereto.  Notwithstanding the foregoing, in no event shall OCM deliver the Notice unless it reasonably believes that consummation of the Merger will occur within twenty (20) days of the receipt by the Company of the Contributed Shares pursuant to Section 2.3 below.

2.3   Delivery of Contributed Shares; Conditions to Delivery.  Within two (2) days of receipt of the Notice from OCM, each Contributing Stockholder hereby agrees to deliver, or cause to be delivered, to Porter, Wright, Morris & Arthur LLP, as escrow agent (the “Escrow Agent”) each and every certificate and instrument evidencing one or more shares of the Contributed Shares.  Notwithstanding the foregoing, in no event shall any Contributing Stockholder be required to deliver its Contributed Shares to the Escrow Agent unless (i) OCM has properly given the Notice pursuant to Section 2.2, (ii) the Merger has been approved by any Governmental Entities from which approval of the Merger is required on substantially the same terms as set forth on Exhibit B hereto and (iii) the Stockholders Agreement and Registration Rights Agreement have been executed by each party thereto.

2.4   Escrow Agent Responsibilities.  The Escrow Agent shall hold each of the shares contributed by the Contributing Stockholders, with accompanying stock powers, in escrow until immediately prior to the Merger.  In the event that the Merger does not occur within thirty (30) days after the Notice is provided to the Contributing Stockholders the Escrow Agent shall return each parties stock certificates to such Contributing Stockholders.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of the Contributing Stockholders as follows:

3.1   Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted.  The Company is duly qualified and is authorized to do business and is in corporate and tax good standing as a foreign corporation in all jurisdictions in which the conduct of its business, nature of its activities and ownership or lease of its Properties make such qualifications necessary, except for those jurisdictions in which failure to be so qualified would not have a Material Adverse Effect.  The Company has made available to the Contributing Stockholders true, correct and complete copies of the Certificate and Bylaws of the Company, each as currently in effect.

3.2   Authorization; Binding Effect; Valid Issuance of the Company Shares.  The Company has all requisite power and authority to (i) enter into this Agreement, (ii) to issue the Company Shares and (iii) to carry out and perform its obligations under the terms of this

Agreement. Upon acceptance of this Agreement by the Company and, assuming the due authorization, execution and delivery of this Agreement by all of the parties hereto, this Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. When issued in accordance with the terms of this Agreement, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable.

3.3   Capitalization.  The authorized capital stock of the Company consists of (a) 5,100,000 shares of Common Stock.  After giving effect to the transactions contemplated by this Agreement, there will be issued and outstanding 4,633,811 shares of Common Stock.  All issued and outstanding shares of Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  The Company Shares have been duly and validly reserved for issuance upon contribution by the Contributing Stockholders of the Contributed Shares.  There are no outstanding options, warrants, puts, calls, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities or other restrictions on the incidents of ownership or transfer created by the charter documents of the Company or any agreement to which the Company is a party or by which it is bound, other than restrictions on transfer under applicable federal and state securities laws.  The Company Shares have been duly authorized and, when issued in compliance with the provisions of this Agreement or the Certificate, as applicable, will be validly issued (including, without limitation, issued in compliance with applicable state and federal securities laws), fully paid and nonassessable.  Except for the Stockholders Agreement, there are no preemptive rights, voting agreements or transfer restrictions (except those imposed by applicable federal and state securities laws) affecting the Equity Interests in the Company or any of its Subsidiaries.

3.4   Compliance with Other Instruments; No Violation.  The execution, delivery, and performance of and compliance with this Agreement by the Company do not and will not, with or without the passage of time or giving of notice, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under, (c) constitute a change of control or assignment under, (d) result in the creation of any Encumbrance upon any of the Properties or assets of the Company or any of its Subsidiaries or any Common Stock pursuant to, (e) give any third party the right to terminate, modify, accelerate or other change any right or obligation under, (f) require the Company or any of its Subsidiaries to take any action under, (g) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Governmental Entity or any other Person pursuant to or (h) result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization, consent, approval or exemption of the Company or any of its Subsidiaries under (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any applicable statute, law, regulation or rule, (iii) any Order which the Company or any of its Subsidiaries is subject, or (iv) any Contract to which the Company or any of its Subsidiaries or any of their respective Properties or assets are subject.

3.5   Litigation.  There is no action, suit, proceeding or investigation pending or currently threatened against the Company or any of its Subsidiaries that challenges the validity of this Agreement or the right of the Company or any of its Subsidiaries to enter into this Agreement, or to consummate the transactions contemplated hereby.

3.6   Registration Rights.  Except for the Registration Rights Agreement, the Company has no obligation, and has not granted any rights, to register any of the Company’s securities under the Securities Act.

3.7   Consents.  The Company has obtained all consents, approvals, Orders, qualifications, licenses, permits or other authorizations, and have made all applicable filings, required by any applicable statute, law, rule or regulation or Governmental Entity in connection with the execution, delivery and performance of this Agreement and the offer, issuance, sale and delivery of the Company Shares and the other transactions to be consummated as contemplated in this Agreement, except such filings as may be required under applicable state and federal securities laws.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING
STOCKHOLDERS

Each of the Contributing Stockholders hereby individually represents and warrants to the Company and to each other Contributing Stockholder as follows:

4.1   Authorization; Binding Effect.  Such Contributing Stockholder has all requisite power and authority to (i) enter into this Agreement, (ii) to transfer the Contributed Shares and (iii) to carry out and perform its obligations under the terms of this Agreement. Upon acceptance of this Agreement by the Contributing Stockholders and, assuming the due authorization, execution and delivery of this Agreement by all of the parties hereto, this Agreement will constitute the valid and binding obligation of such Contributing Stockholder, enforceable against such Contributing Stockholder in accordance with its terms.

4.2   Ownership of Contributed Shares.  Such Contributing Stockholder owns the Contributed Shares, as set forth next to such Contributing Stockholder’s name on Exhibit A hereto, beneficially and of record, free and clear of all Liens.

4.3   No Conflicts.  The execution and delivery of this Agreement by such Contributing Stockholder does not, and the performance by such Contributing Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation or limited liability company agreement (or other comparable charter document) of such Contributing Stockholder;

(b)         conflict with or result in a violation or breach of any term or provision of any law or Order applicable to such Contributing Stockholder or any of its Properties; or

(c)          (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such

Contributing Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon such Contributing Stockholder or any of its Properties under, any contract or license to which such Contributing Stockholder is a party or by which any of its Properties is bound.

4.4   Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any Governmental Entity on the part of such Contributing Stockholder is required in connection with the execution, delivery and performance of this Agreement by such Contributing Stockholder or the consummation of the transactions contemplated hereby by such Contributing Stockholder.

4.5   Legal Proceedings.  There are no actions or proceedings pending or, to the knowledge of such Contributing Stockholder, threatened against, relating to or affecting such Contributing Stockholder which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.6   Securities Representations.  Such Contributing Stockholder hereby acknowledges the following:

(a)          (i) The Company Shares have not been registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (ii) the Company Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws, unless the Company determines that exemptions from such registration and qualification requirements are available, and (iii) such Contributing Stockholder has no right to require such registration or qualification except as provided in the Registration Rights Agreement (or the agreement which it amends);

(b)         The Company Shares to be acquired by the Contributing Stockholders pursuant to this Agreement will be acquired for such Contributing Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Company Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

(c)          Each Contributing Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  Each Contributing Stockholder has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature, and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Company Shares and of evaluating the merits and risks of an investment in the Company Shares;

(d)         Each Contributing Stockholder has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Company Shares;

(e)          Each Contributing Stockholder understands that its investment in the Company Shares is subject to significant economic risk, including the relative illiquidity resulting from the fact that the Company Shares (i) have not been registered under the Securities Act and, therefore, cannot be sold unless they are subsequently registered under the Securities Act or they are sold pursuant to an exemption from such registration, and (ii) are subject to additional restrictions as provided herein.  Such Contributing Stockholder is able to bear such economic risk of the investment in the Company Shares for an indefinite period of time;

(f)            Each Contributing Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Company Shares and has had full access to such other information concerning the Company as it has requested; and

(g)         No Contributing Stockholder has received or is relying upon any written offering literature or prospectus other than this Agreement.  Further, no Contributing Stockholder has received or is relying upon any oral representations which are in any manner inconsistent with the written information contained in this Agreement.

ARTICLE 5
MISCELLANEOUS

5.1   Entire Agreement.  This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter of this Agreement.

5.2   Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.3   Notices.  All notices, demands, requests or other communications which may be or are required to be given, served or sent or delivered by a party pursuant to this Agreement must be in writing and shall be validly given or made (a) upon actual receipt when delivered by hand, (b) upon receipt of transmission confirmation when sent by facsimile, (c) three days after mailing if mailed by first-class certified or registered United States mail, postage prepaid and return receipt requested, or (d) one day after sending if sent by overnight courier with postage prepaid, in each case delivered or addressed as set forth on the signature pages hereto or at such other address as any party hereto may from time to time advise the other party pursuant to this Section 5.3.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given pursuant to this Section 5.3 shall be deemed receipt of the notice.

5.4   Successors and Assigns.  The terms and provisions of this Agreement are intended for the benefit of each party to this Agreement and their respective successors or permitted assigns.  This Agreement shall be binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and permitted assigns.

5.5   No Assignment.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement.

5.6   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.7   Survival of Warranties.  The warranties, representations, and covenants of the Company and each Contributing Stockholder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

5.8   Headings.  The headings appearing in this Agreement are included solely for convenience of reference and shall not affect the interpretation or construction of any provision of this Agreement.

5.9   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

5.10   Further Assurances; Cooperation.  Each of the parties hereto shall execute and deliver or cause to executed and delivered to the other party all such further certificates, instruments and documents and take such other action as may be reasonably required to effectively carry out fully the intentions of the parties and accomplish the transaction contemplated herein.

5.11   Restricted Stock Agreements.  Each of John G. Jacob, Gary W. Zimmerman and Carol B. LaScala shall enter into a Restricted Stock Agreement with the Company on the same terms and conditions as such officers had with Acorn restricting the transferability of the stock of the Company which they own.

5.12   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has approved and executed this Stock Contribution Agreement as of the date first above written.

TRUST COMPANY OF THE WEST

By:	/s/ Kenneth Liang
	Name:	Kenneth Liang
	Title:	Authorized Signatory

By:	/s/ Matthew Barrett
	Name:	Matthew Barrett
	Title:	Authorized Signatory

Address for Notices:
The TCW Group, Inc.
865 South Figueroa Street, Suite 1800
Los Angeles, CA 90017
Attention: General Counsel
Telephone: (213) 244-0000

OCM PRINCIPAL OPPORTUNITIES FUND, L.P.

By: Oaktree Capital Management, LLC, Its General Partner

By:	/s/ Vincent J. Cebula
	Name:	Vincent J. Cebula
	Title:	Managing Director

By:	/s/ Stephen A. Kaplan
	Name:	Stephen A. Kaplan
	Title:	Principal

Address for Notices:
Oaktree Capital Management, LLC
333 South Grand Avenue, 28th floor
Los Angeles, CA 90071
Attention:		General Counsel
Telephone:		(213) 830-6300
Facsimile:		(213) 830-8522

CAPITALSOURCE HOLDINGS LLC

By:		/s/ Joseph Turitz
Name:		Joseph Turitz
Title:		Senior Counsel

Address for Notices:
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Corporate Finance Group,
Portfolio Manager
Telephone:	(301) 841-2700
Facsimile:	(301) 841-2360

Individual Stockholders:

/s/ A. Corydon Meyer
A. Corydon Meyer

/s/ John G. Jacob
John G. Jacob

/s/ Gary W. Zimmerman
Gary W. Zimmerman

/s/ Carol B. LaScala
Carol B. LaScala

Address for Notices to Individual Stockholders:
390 W. Nationwide Blvd.
Columbus, Ohio 43215
Telephone:	(614) 222-4400
Facsimie:	(614) 222-4437

ACORN MERGER CORPORATION

By:	/s/ Vincent J. Cebula
	Name:	Vincent J. Cebula
	Title:	Chairman and President

Acknowledged and Agreed to as to Section 2.4 Only:

PORTER, WRIGHT, MORRIS AND ARTHUR LLP

By:	/s/ Robert J. Tannous
	Name:	Robert J. Tannous
	Title:	Partner

EXHIBIT A

OWNERSHIP OF CONTRIBUTED SHARES

Contributing Stockholder	Contributed Shares	Company Shares
OCM Principal Opportunities Fund, L.P.	1,890,441	1,890,441
Trust Company of the West	2,478,366	2,478,366
CapitalSource Holdings LLC	213,354	213,354
A. Corydon Meyer	2,150	2,150
John G. Jacob	21,500	21,500	*
Gary W. Zimmerman	20,000	20,000	*
Carol B. LaScala	8,000	8,000	*

Total	4,633,811	4,633,811

* Subject to Restrictions

EXHIBIT B

CERTIFICATE OF OWNERSHIP AND MERGER

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

STOCKHOLDERS RIGHTS AGREEMENT